UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2008

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 8, 2008, The First Marblehead Corporation (the “Corporation”) announced that Andrew J. Hawley, former Executive Vice President of the Corporation and President of First Marblehead Education Resources, Inc., a wholly owned subsidiary of the Corporation (together with the Corporation, “First Marblehead”), would be leaving First Marblehead as of February 29, 2008 in connection with an organizational realignment. On March 2, 2008, First Marblehead entered into a letter agreement (the “Agreement”) with Mr. Hawley. Pursuant to the Agreement:

•	First Marblehead has agreed to pay Mr. Hawley severance pay in the form of continuation of his base salary, less all applicable state and federal taxes, for a period of nine months.

•

During the nine months following termination of Mr. Hawley’s employment, First Marblehead has agreed to pay the share of the premium for Mr. Hawley’s medical insurance coverage that is paid by First Marblehead for active and similarly situated employees who receive the same type of coverage, to the extent Mr. Hawley remains eligible for coverage under the federal “COBRA” law.

•	Pursuant to the terms of the restricted stock unit agreements between Mr. Hawley and First Marblehead, First Marblehead has agreed to accelerate the vesting of 19,125 restricted stock units.

•

First Marblehead has also provided Mr. Hawley with an allowance of up to $30,000 to cover outplacement services that Mr. Hawley may utilize during the twelve months following termination of employment.

•	Mr. Hawley will remain bound by his invention, non-disclosure, non-competition and non-solicitation agreement with First Marblehead.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: March 6, 2008	By:	/s/ Peter B. Tarr
Peter B. Tarr
Chairman of the Board and General Counsel